EXHIBIT 99.1

DATED 10 JUNE 2003

BETWEEN

CENTRAL ASIAN CAPITAL CORPORATION N.V.

AS PLEDGEHOLDER

ECO TELECOM LIMITED

AS PLEDGOR

AND

LIMITED LIABILITY COMPANY IC EAST CAPITAL

AS AGENT

PLEDGE

Relating to Certain

Shares

THIS PLEDGE is dated 10 June 2003 and made between:

CENTRAL ASIAN CAPITAL CORPORATION N.V., a legal entity duly organised and existing under the laws of the Netherlands Antilles, with its registered office situate at 81 Scharlooweg, Curacao, Netherlands Antilles (and its assignees from time to time), hereinafter referred to as the “Pledgeholder”,

ECO TELECOM LIMITED, a company duly organised and existing under the laws of the Gibraltar, with its with its registered office situate at 10/8 International Commercial Center, Casemates Square, Gibraltar, hereinafter referred to as the “Pledgor”,

IC EAST CAPITAL, a limited liability company duly organised and existing under the laws of the Russian Federation, holding a valid licence for the undertaking of depositary services issued by the Russian Federal Commission for the Securities Market, hereinafter referred to as the “Agent”, and together with the Pledgeholder and the Pledgor, the “Parties”.

WHEREAS

A.	The Pledgor and Pledgeholder have entered into a loan agreement on the date hereof, under which the Pledgeholder has agreed to lend to the Pledgor the amount of twenty million ($20,000,000) Dollars for up to five hundred forty (540) calendar days (“Loan Agreement”);

B.	In order to secure its obligations under the Loan Agreement the Pledgor has agreed to pledge the Shares (as that term is defined below) in favour of the Pledgeholder; and

C.	Eco Holdings Limited, the Pledgor’s ultimate parent company, has provided the guarantee in favour of the Pledgeholder to secure the obligations of Pledgor under the Loan Agreement on the date hereof.

Now, therefore, the Parties enter into this pledge (the “Pledge”) as follows:

Definitions

The capitalised terms, used but not otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

For the purpose of this Pledge, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person, and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate;

“Collateral” shall mean the Shares;

“Collateral Value” has the meaning ascribed to it in Clause 2.2;

“Company” shall mean Open Joint Stock Company “Vimpel-Communications”;

“control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person;

“Controlled Affiliate” shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner);

“Controlling Person” shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities of such Person having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person);

“Dollars” and “$” means the lawful currency of the United States of America from time to time;

“Encumbrance” shall mean any mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any Person or any other agreement or arrangement having similar effect, but excluding security interests arising by operation of the law and title retention agreements entered into in the ordinary course of trading;

“Irrevocable Instruction” shall mean the irrevocable written instruction made by the Pledgor to the Agent to block the Shares held on the Pledgor’s Account with the Agent, the form of which is annexed to this Pledge at Schedule 1;

“Irrevocable Release Instruction” shall mean the irrevocable written instruction made by the Pledgor and the Pledgeholder to the Agent to release the Shares held on the Pledgor’s Account with the Agent, the form of which is annexed to this Pledge at Schedule 2;

“Margin Call” shall mean a written claim of the Pledgeholder to the Pledgor to pledge additional Shares in favour of the Pledgeholder in accordance with the terms of this Pledge;

“Market Value” shall mean, with respect to the initial calculation of Collateral Value, the value thereof based on the price of one American Depository Share representing the Shares determined on the basis of the average of the close price during last seven (7) Trading Days regular way on the New York Stock Exchange; and with respect to calculating the daily Collateral Value, the value thereof based on the price of one American Depository Share representing the Shares determined on the basis of the daily close price on the New York Stock Exchange;

“Notification” shall mean a written notice of the Pledgeholder delivered to the Agent with a copy to the Pledgor advising that the pledge granted to the Pledgeholder under this Pledge has been realised in accordance with the Irrevocable Instruction;

“Person” shall mean any natural person, firm, company, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organisation, trust, union, association or governmental or regulatory authority, whether incorporated or unincorporated;

“Pledgor’s Account” shall mean the sub-account on the Pledgor’s depo account with the Agent;

“Pledgeholder’s Account” shall mean the Pledgeholder depo account with the Agent;

“Release Notification” shall mean a written notice from the Agent delivered to the Pledgeholder and the Pledgor in accordance with the Irrevocable Release Instruction;

“Secured Obligations” shall mean all monies, obligations and liabilities covenanted to be paid or discharged under or pursuant to Clause 1;

“Shares” ordinary voting shares of the Company, (which shall include, for the avoidance of doubt, such number of additional ordinary voting shares of the Company as the Pledgor may from time to time be required to pledge to the Pledgeholder pursuant to this Pledge) as described below:

Issuer:	the Company

Type of the Shares:	Ordinary Voting Shares

Registration Details	1-08-00027-A. Issue:8

Par Value:	one half of one kopeck (RUR 0.005) per Share

Number of Shares:	Market Value equal to 150% of the Loan

“Trading Day” shall mean a day on which the American Depositary Shares of the Company are traded on the New York Stock Exchange.

Construction

Unless a contrary indication appears, any reference in this Pledge to:

the “Pledgeholder”, the “Pledgor”, the “Agent” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

“assets” includes present and future properties, revenues and rights of every description;

a provision of law is a reference to that provision as amended or re-enacted; and a time of day is a reference to time in Moscow, Russia.

Section, Clause and Schedule headings are for ease of reference only.

Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Pledge.

For the purposes of this Pledge, defined terms include both the singular and plural form for nouns, and the present, past and future tense for verbs.

Conditions of Pledge

1.	COVENANT TO PAY SECURED OBLIGATIONS

The Pledgor covenants that it shall on demand pay to the Pledgeholder all monies and discharge all obligations and liabilities now or hereafter due, owing or incurred by it to the Pledgeholder under or pursuant to the Loan Agreement in each case when the same become due for payment or discharge.

2.	FIXED CHARGE

2.1	The Pledgor on the terms of this Pledge hereby charges to the Pledgeholder by way of first fixed charge with full title guarantee and as a continuing security for the payment and discharge of the Secured Obligations, all of the Pledgor’s rights to and title and interest from time to time in the Collateral.

2.2	The value of the Collateral shall not during the term of this Pledge be less than 30 (thirty) million United States Dollars unless otherwise directly provided by this Pledge Agreement (the “Collateral Value”).

3.	RIGHTS AND OBLIGATIONS OF PLEDGOR

3.1	The Pledgor shall take all measures necessary to block the Shares on the Pledgor’s Account on the date of this Pledge in accordance with the Irrevocable Instruction.

3.2	The Pledgor shall be entitled to exercise all voting and other rights attaching to the Collateral until such time as the Pledgeholder enforces its security on the terms of this Pledge and becomes the registered holder of the Shares.

3.3	Throughout the continuance of this Pledge, and for so long as the Secured Obligations or any part thereof remain outstanding, unless the Pledgeholder otherwise agrees in writing or except as permitted under the Loan Agreement, the Pledgor shall be obliged:

(a)	to take all actions available to it to ensure that the Shares are charged in favour of the Pledgeholder in accordance with the terms of this Pledge;

(b)	during the term of this Pledge, to remain the beneficial owner of the Collateral;

(c)	to do or permit to be done every act or thing which the Pledgeholder may from time to time require (acting reasonably) for the purpose of enforcing the rights of the Pledgeholder under this Pledge; and

(d)	not to do any of the following:

(i)	create or permit to subsist any Encumbrance (except for any Encumbrance arising out of the entry into this Pledge) (1) on or over all or any part of the Collateral; or (2) on the right to receive or be paid the same, or agree to do so;

(ii)	sell, transfer or otherwise dispose of the whole or any part of the Collateral or the right to receive or to be paid the same, or agree to do so;

(iii)	grant in favour of any other Person any interest in or any option or other rights in respect to the Collateral; or

(iv)	do or cause or knowingly permit to be done anything which may in any way depreciate, jeopardise or otherwise materially prejudice the value of the Pledgeholder’s security hereunder.

3.4	The Pledgor shall satisfy any Margin Call of the Pledgeholder by the transfer of additional Shares as described below. The number of Shares called under the Margin Call shall be calculated by the Agent and be stated in the Margin Call Notice (as defined in Clause 5.3).

In the event the Market Value of the Shares falls below One Hundred Thirty Five percent (135%) of the Loan and the Market Value remains below One Hundred Thirty Five percent (135%) of the Loan for a continuous period of three (3) Trading Days, the Pledgor within five (5) Trading Days from the day of receipt of the Margin Call Notice from the Agent shall pledge or, as the case may be, shall cause any other Person to pledge to the Pledgeholder, in accordance with the terms of this Pledge, such number of additional ordinary voting shares of the Company such that the total Market Value of the Shares pledged shall be not less than One Hundred Fifty percent (150%) of the Loan; provided, however, that the Pledgor shall be relieved from its obligation set forth in the preceding sentence if, when, and as long as the Market Value of the Shares has increased above One Hundred Thirty Five percent (135%) of the Loan by the fifth Trading Day after receipt of the Margin Call Notice.

3.5	The Pledgor shall, at its own expense and cost, defend its title and rights to the Collateral for the benefit of the Pledgeholder and the Pledgeholder’s rights to and interest in the Collateral against any and all claims of third parties. The Pledgor shall give the Pledgeholder immediate written notice of any written claim, relating to the Collateral of which it is aware.

4.	RIGHTS AND OBLIGATIONS OF PLEDGEHOLDER

4.1	The Pledgeholder shall take all measures necessary to block the Shares on the Pledgor’s Account on the date of this Pledge.

4.2	The Pledgeholder shall provide all documents necessary to open the Pledgeholder’s Account on the date of this Pledge.

4.3	Upon execution of this Pledge, the Pledgeholder shall cause the Irrevocable Release Instruction to be executed and delivered to the Pledgor and the Agent.

4.4	In the event the Market Value of the Shares exceeds One Hundred Sixty Five percent (165%) of the Loan and the Market Value remains above One Hundred Sixty Five percent (165%) of the Loan for a continuous period of three (3) Trading Days, then the Pledgeholder shall within five (5) Trading Days from the day of receipt of the Release Notice (as defined in Clause 5.3) from the Agent release from the Pledge a portion of the Shares such that the total Market Value of the Shares shall be equal to One Hundred Fifty percent (150%) of the Loan, provided, however, that the Pledgeholder shall be relieved from its obligation set forth in the preceding sentence if, when, and as long as the Market Value of the Shares has decreased below One Hundred Sixty Five percent (165%) of the Loan by the fifth Trading Day of the receipt of the Release Notice. The number of Shares to be released shall be calculated by the Agent and be stated in the Release Notice.

4.5	In order to effect the release set out in Clause 4.4 above, the Pledgeholder shall duly execute and deliver to the Agent all necessary depo instructions in respect of the required number of shares to be released and such other documents as may be required by the Agent in accordance with applicable law and this Pledge.

4.6	Upon the termination of this Pledge, the Pledgeholder shall do all such deeds, acts and things as may be necessary, and at the expense of the Pledgor, to release and or reassign the Collateral from the security created in accordance with this Pledge including executing and delivering to the Pledgor and the Agent an order releasing the Shares from the Pledge.

4.7	The Pledgeholder shall be obliged to immediately notify the Pledgor about all circumstances known to the Pledgeholder which may affect the state of the Collateral.

5.	RIGHTS AND OBLIGATIONS OF THE AGENT

5.1	The Agent shall take all measures necessary to block the Shares on the Pledgor’s Account on the date of this Pledge.

5.2	Upon execution of this Pledge the Agent shall take all measures necessary to open and maintain the Pledgor’s Account and the Pledgeholder’s Account.

5.3	The Agent shall monitor the price of American Depositary Shares representing the Shares on a day-to-day basis and shall inform in writing both the Pledgor and Pledgeholder immediately on the occurrence of any event resulting in the decreasing or increasing of the Collateral Value. If the Collateral Value decreases to the level mentioned, and for the period specified, in Clause 3.4, the Agent shall calculate the amount of the Margin Call to be made by the Pledgeholder in accordance with Clause 3.5 hereof and shall within 12 (twelve) hours after such decrease of the Collateral Value inform both the Pledgeholder and Pledgor of the number of additional Shares to be pledged in accordance with Clause 3.4 hereof (in which case the Agent shall send a notice to that effect (the “Margin Call Notice”)). If the Collateral Value increases to the level mentioned, and for the period specified in Clause 4.4, the Agent shall calculate the amount of the shares to be released by the Pledgeholder in accordance with Clause 4.4 hereof and shall within 12 (twelve) hours after such increase of the Collateral Value inform both the Pledgeholder and Pledgor of the Shares to be released (in which case the Agent shall send a notice to that effect, the (“Release Notice”)).

5.4	Upon the obtaining of a Notification the Agent shall immediately (without the requirement to obtain the prior consent of the Pledgor) transfer the Shares from the Pledgor’s Account to the Pledgeholder’s Account with the Agent or any other safekeeping account provided by the Pledgeholder in the Notification according to the terms of the Irrevocable Instruction.

5.5	Upon the obtaining of the Release Notification, the Agent shall immediately (without the requirement to obtain the prior consent of the Pledgeholder) cancel the blocking of the Shares in accordance with this Pledge and transfer the Shares from the Pledgor’s Account to the Pledgor’s depo account or any other account of set out by the Pledgor in the Release Notification.

5.6	The Agent shall at all times during the term of this Pledge, maintain the valid and operational nominee account with the Registrar, and maintain the validity of its licence for the depositary activity in the Russian Federation.

6.	RELEASE OF COLLATERAL

Unless this Pledge provides for other release mechanisms, the Collateral will be released by the Pledgeholder to the Pledgor in accordance with the provisions of Clause 7 below.

7.	TERMINATION OF PLEDGE

The pledge granted to the Pledgeholder hereunder shall terminate at the earlier of:

7.1	the Secured Obligations being repaid in full; or

7.2	the written agreement of the Parties.

8.	JURISDICTION AND APPLICABLE LAW

This Pledge and the rights and obligations of the Parties hereunder shall be construed and interpreted in accordance with the laws of England. The Parties hereby irrevocably submit to binding arbitration in accordance with Clauses 8.1 to 8.7 below:

8.1	Should any dispute or difference arising out of or in connection with any matter in relation to the provisions of this Pledge, then either Party may issue a notice to the other, and shall supply full details of the dispute or difference.

8.2	In the event of any such dispute or difference being notified pursuant to Clause 8.1 above the authorised Persons of each Party shall promptly meet and negotiate in good faith and take all practicable steps in order to try and resolve the same as quickly and economically as possible.

8.3	If for any reason the Parties have not resolved the dispute at the expiration of fifteen (15) days from the date of any notice given in accordance with Clause 8.1 such dispute or difference shall be settled by arbitration in accordance with the UNCITRAL Rules in force at the relevant time.

8.4	The number of arbitrators shall be three (3). Unless they have been appointed by the Parties’ mutual agreement within thirty (30) days after the date on which the notice of arbitration is given in accordance with Clause 8.1 above, the appointing authority may appoint arbitrators from among nationals of any country, whether or not a Party is a national of that country. The appointing authority shall be the London Court of International Arbitration.

8.5	The arbitration shall be carried out and conducted in England and shall be in the English language.

8.6	The cost of arbitration, including attorney fees and costs of remuneration of the arbitrators, shall be borne in the manner determined by the arbitrators, as applicable.

8.7	The final decision of the majority of the arbitrators shall be reduced to writing and shall be binding and final and shall be the sole and exclusive remedy regarding any claims, counterclaims or issues presented to the arbitrators. Any judgement upon the award of the arbitrators may be entered for execution in any court having jurisdiction thereof.

9.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

9.1	Representations and Warranties of the Pledgor:

(a)	that the Pledgor is a legal entity, duly organised and validly existing under the laws of the Gibraltar, and able to own its assets and conduct its business;

(b)	that the execution, delivery and performance of this Pledge by the Pledgor is within the Pledgor’s legal capacity and have been duly authorised by all actions required under the Pledgor’s Constitutive Documents;

(c)	that the Pledgor is not in material breach of or default under any agreement to which it is a party, and which is binding (and continuing unwaived and unremedied) on any material part of its assets;

(d)	that all necessary authorisations, approvals, filings or notices to or from any governmental authority or third party required in advance of the execution of this Pledge have been obtained, and, all necessary authorisations, approvals, filings or notices to or from any governmental authority or third party required after such execution of this Pledge will be sought;

(e)	that the Pledgor is the sole beneficial owner of the Collateral;

(f)	to the best of the Pledgor’s knowledge and belief having made all reasonable enquiries, the Shares have been validly issued and properly registered with the appropriate authorities competent for the registration of the issuance thereof in accordance with applicable law;

(g)	that the Pledgor is not in liquidation, administration or receivership nor has any moratorium been declared in respect of the Pledgor, nor has any other Person, to the best of the Pledgor’s knowledge and belief, having made all reasonable enquiries, taken any step in good faith with a view to bringing about any of the foregoing;

(h)	that the Pledgor is solvent and is not unable to pay its debts as they fall due (within the meaning ascribed thereto by any applicable law) where such debts, when taken together, have an aggregate value in excess of two million five hundred thousand Dollars ($2,500,000) and are not discharged within twenty (20) Business Days; and

(i)	that no writ or other proceedings have been issued or commenced pursuant to which any property of the Pledgor may be secured or executed against which, where such writ or other proceedings when taken together, have an aggregate value of two million five hundred thousand Dollars ($2,500,000) and are not discharged within twenty (20) Business Days.

9.2	Representations and Warranties of the Pledgeholder:

(a)	Neither the Pledgeholder, nor Kazkommertsbank (nor any of their Controlling Persons or Controlled Affiliates) are convicted of a felony in the United States, Norway or the Russian Federation; and

(b)	Neither the Pledgeholder, nor Kazkommertsbank (nor any of their Controlling Persons or Controlled Affiliates) own or control a telecommunications licence for the cellular mobile telecommunications business (including, without limitation, GSM, UMTS and 3G and other new standards or technologies) in the City of Moscow or Moscow Region or any super-region of the Russian Federation in which any of the Company, OJSC “Vimpelcom-Region” or any of their respective Controlled Affiliates then hold a cellular licence.

10.	NOTICES

All notices required to be made in accordance with this Pledge shall be made in accordance with Clause 11.13 (Notices and Communication).

11.	GENERAL PROVISIONS

11.1	Transfer of Rights and Obligations and Their Preservation

11.1.1	This Pledge shall not be assignable by the Pledgor without the prior written consent of the Pledgeholder.

11.1.2	The Pledgeholder may assign all of its rights and obligations under this Pledge with the prior written consent of the Pledgor (not to be unreasonably withheld).

11.1.3	Upon such assignment, (i) the assignee shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it, have the rights and obligations of the Pledgeholder hereunder, and (ii) Pledgor shall, to the extent that rights and obligations hereunder have been so assigned by it, relinquish its rights and be released from its obligations hereunder. Such an assignment will only be effective if the Person to which the Pledgeholder assigns all of its rights hereunder shall first confirm to the Pledgeholder and the Pledgor that it agrees to be bound by the terms of this Pledge.

11.1.4	This Pledge shall be binding upon and inure to the benefit of each Party to it and any assignee or transferee of such Parties.

11.2	Entire Agreement

This Pledge constitutes the entire mutual understanding of the Parties with respect to the subject matter of this Pledge and supersedes all prior agreements and understanding entered into between them, whether oral or written. All amendments, modifications additions or supplements to this Pledge shall be effective only if they are in writing and signed by the Parties.

11.3	Severability

If any one or more provisions of this Pledge shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any manner be affected or impaired; provided, however, that in such case the Parties agree to use their best efforts to achieve the purpose of the invalid provision by a new legally valid provision.

11.4	No Waiver

Failure or delay on the part of either Party in the effectuation of any of its right in accordance with this Pledge shall not be considered a waiver thereof, and also nor shall any single or partial effectuation of any such right obstruct any other or further effectuation thereof or of any other right. All rights as well as remedies in accordance with this Pledge are cumulative to, and not exclusive of, any rights or remedies.

11.5	Headings

The headings contained in this Pledge are for convenience only and shall not be deemed to limit, characterise, or interpret any provisions thereof.

11.6	Language

This Pledge shall be drawn up in the English language.

11.7	Counterparts

This Pledge may be executed in any number of counterparts, each of which when executed by the Parties shall be an original, but all the counterparts together shall constitute one and the same instrument.

11.8	Continuing Security

Until terminated in accordance with Clause 7, the security created by this Pledge shall be a continuing security and shall remain in full force and effect, notwithstanding the insolvency or liquidation or any incapacity or change in the constitution or status of the Pledgor, the Pledgeholder or any other Person or any intermediate settlement of account or other matter whatsoever. This Pledge is in addition to, and independent of, any charge, guarantee or other security or right or remedy now or at any time hereafter held by or available to the Pledgeholder.

11.9	Further Assurances

The Pledgor undertakes, from time and all time and at all times, whether before or after the security constituted hereunder shall have become enforceable, to execute all such deeds, assurances, agreements, instruments, acts and things as the Pledgeholder may reasonably require for perfecting and protecting the security hereby constituted or facilitating the realisation thereof or otherwise for enforcing the same or exercising any of the Plegeholder’s rights hereunder and in particular, but without limitation, the Pledgor shall execute all transfers, conveyances, assignments and assurances whatsoever and give all notices, orders, instructions and directions whatsoever which the Pledgeholder may reasonably request from time to time.

11.10	Protection of Charge

The Pledgeholder shall not be liable in respect of any loss or damage which arises out of the exercise, or the attempted or purposed exercise of, or the failure to exercise any of its powers, unless such loss or damage is caused by its gross negligence or wilful misconduct.

11.11	Costs and Expenses

The Pledgor agrees to indemnify the Pledgeholder’s reasonable legal and other costs, losses, charges and expenses arising in connection with the enforcement or attempted enforcement of, or preservation of the Pledgeholder’s rights under, this Pledge, including any calls arising in relation to the Collateral, present or future stamp or other taxes or duties and any penalties or interest with respect thereto with may be imposed in any competent jurisdiction in connection with enforcement of this Pledge.

11.12	Perpetuity Period

If applicable the perpetuity period under the rule against perpetuities shall be 80 years from the date of this Pledge.

11.13	Notices and Communication

Communications in writing

Any communication to be made under or in connection with this Pledge shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Pledge is:

in the case of the Pledgor, that identified with its name below;

Eco Telecom Limited:

Suite 2, 4 Irish Place

Gibraltar

Facsimile No.: +350-41988

Attn: Mr. Franz Wolf

with a copy to:

OOO Alfa Eco

Novy Arbat 21, 119 992 Moscow

Russian Federation

Fax: +7 095 291 1865

Attention: Mr. Andrey Stadnik

in the case of the Pledgeholder, that identified with its name below,

Central Asian Capital Corporation N.V.:

c/o Broughton House

6-8 Sackville Street

London WIS 3DG

tel.: + 44 (0)20 7494 6060

fax: + 44 (0)20 7494 6070

with a copy to:

KazKommertsBank

500, Gornaya St., Almaty, 480020, Kazakhstan

Fax: +7 3272 596 727

Attention: Mr. Yerlan Y. Balgarin

and a copy to:

MosKommertsBank

Bolshoi Gnezdnikovskiy Pereulok, 1/2

103009 Moscow, Russia

Fax: +7 095 792 3880

Attn: Mr. Toksangazy M. Adekenov, Ms.Ainur G. Omarbekova

in the case of the Agent, that identified with its name below,

IC East Capital:

Bolshoi Gnezdnikovskiy Pereulok, 1/2

103009 Moscow, Russia

Fax: +7 095 792 5119

Attn: Maria Luneva, Head of Depositary

or any substitute address, fax number, telex number or department or officer as the Party may notify to each by not less than five (5) Business Days’ notice.

Delivery

Any communication or document made or delivered by one Person to another under or in connection with the Pledge will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii) if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice.

Any communication or document to be made or delivered to any Party will be effective only when actually received by another Party(ies) and then only if it is expressly marked for the attention of the department or officer identified with such Party’s signature below (or any substitute department or officer as a Party shall specify for this purpose).

English language

Any notice given under or in connection with this Pledge must be in English.

All other documents provided under or in connection with this Pledge must be

(i) in English; or

(ii) if not in English, and if so required by the Pledgeholder, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

11.14	Effect as a Deed

This Pledge is intended by all the Parties hereto take effect as a Deed.

11.15	Third Party Rights

Unless expressly provided to the contrary in this Pledge, a Person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Pledge.

IN WITNESS WHEREOF, this Pledge has been executed as a deed by or on behalf of each of the Parties at the end of the Schedules as of the date first above written

SCHEDULE 1

Form of Irrevocable Instruction

[ON HEADED PAPER OF ECO TELECOM LIMITED]

To:

IC East Capital

Bolshoi Gnezdnikovskiy Pereulok, 1/2

103009 Moscow, Russia

Attention: Maria Luneva, Head of Depositary

10 June 2003

Dear Sirs

Re: Opening Sub-account with Depo Account number 1111140II1 (the “Account”) held with Limited Liability Company “IC East Capital” (“East Capital”) under the Custody Agreement (the “Agreement”) dated [    ] June 2003 between East Capital and Eco Telecom Limited

We refer to (A) a pledge agreement (the “Pledge Agreement”) between (1) Central Asian Capital Corporation N.V. (as Pledgeholder) and (2) Eco Telecom Limited (as Pledgor) and East Capital (as Agent) dated [10] June 2003 and (B) a loan agreement between the Pledgeholder and the Pledgor dated [10] June 2003.

All terms undefined in this letter are as defined in the Pledge Agreement.

With reference to the above subject, we hereby request you, on the basis of duly executed forms attached hereto as Annex 5, to:

(i)	open a special sub-account (as defined in clause 5.12.11 of the Terms) within the Account (the “Sub-Account”), and

(ii)	transfer to the Sub-Account the securities listed in Annex 1 hereto (the “Securities”).

Further, you are requested to procure that the Securities are held in the Sub-Account until the earlier of:

(a)	your receipt of a specific instruction (the “Release Instruction”), in the form substantially the same as set forth in Annex 2 hereto, to release the Securities from the Sub-Account (upon receipt of which the Securities shall no longer be deemed blocked and be released from the Sub-Account in favour of the Pledgor), executed on our behalf and countersigned by the authorised signatories of the Pledgeholder; or

(b)	your receipt of Notification from the Pledgeholder, in the form substantially the same as set forth in Annex 3, where within ten (10) days after the receipt of such notice you shall transfer the Securities to any other depo account as may be designated in such Notification.

Notwithstanding the above, in accordance with the conditions of the Pledge Agreement:

(i)	the Pledgor shall be authorised to vote with the Securities on any general meeting of shareholders of the Open Joint-Stock Company “Vimpel-Commnunications”;

(ii)	any dividends or distributions in any form, payable or distributable on Securities, shall be paid to and are the sole property of the Pledgor and shall not be subject to any encumbrance.

As of the time of acceptance of this instruction for execution, you are requested to notify the Pledgeholder accordingly by sending a letter in the form substantially the same as set forth in Annex 4 hereto.

Please sign and return to us a copy of this instruction as acknowledgement of its receipt and acceptance.

This is the Irrevocable Instruction referred to in the Pledge Agreement.

This letter is governed by English law.

Yours faithfully,

Authorised signatory for and on behalf of
Eco Telecom Limited (the Pledgor)

Annex 5         Form of the Pledge Order in accordance with the Terms (in Russian)

              Form of the Pledgholder Registration in accordance with the Terms (in Russian)

Annex 1

SECURITIES

Ordinary registered shares in the Open Joint-Stock Company “Vimpel-Communications”

Number	Nominal value	Issue	Number of State Registration	Date of State Registration
one half of one kopeck (RUR 0.005)

Annex 2

FORM OF THE RELEASE INSTRUCTION

Date

To:

IC East Capital

Bolshoi Gnezdnikovskiy Pereulok, 1/2

103009 Moscow, Russia

Attention: Maria Luneva, Head of Depositary

Dear Sirs

Re: Opening Sub-account with Depo Account number 1111140II1 (the “Account”) held with Limited Liability Company “IC East Capital” (“East Capital”) under the Custody Agreement (the “Agreement”) dated [    ] June 2003 between East Capital and Eco Telecom Limited

Capitalized items used herein shall bear the same meanings as ascribed to them in the Agreement and Instruction dated [    ] June 2003, unless otherwise is explicitly defined herein.

Please be advised that the undersigned parties hereby ask you to release the Securities from the Sub-Account.

Yours faithfully,	Yours faithfully,

Pledgor	Pledgeholder

Authorised Signatory	Authorised Signatory

Annex 3

FORM OF NOTIFICATION

[ON HEADED PAPER OF CENTRAL ASIAN CAPITAL

CORPORATION N.V.]

Date

To:

IC East Capital

Bolshoi Gnezdnikovskiy Pereulok, 1/2

103009 Moscow, Russia

(In its capacity as Agent

under the Pledge Agreement)

Attention: Maria Luneva, Head of Depositary

Cc:

Eco Telecom Limited

Suite 2, 10/8 International Commercial Center,

Casemates Square, Gibraltar

(In its capacity as Pledgor

under the Pledge Agreement)

Dear Sirs

Re: Sub-account with Depo Account number 1111140II1 (the “Account”) held with Limited Liability Company “IC East Capital” (“East Capital”)

We hereby give you the Notification in connection with the Instruction to East Capital dated [] June 2003.

In accordance with the terms of clauses 3.3 and 5 of the Pledge Agreement, we hereby notify you of the occurrence of an Event of Default under [        ] of the Pledge Agreement [confirming details].

Please transfer the Securities to                                 .

Yours faithfully,

Central Asian Capital Corporation N.V.
(Pledgeholder)
Authorised Signatory

Annex 4

FORM OF NOTIFICATION OF PLEDGEHOLDER

[ON HEADED PAPER OF IC EAST CAPITAL]

[Date]

We refer to the instruction attached hereto which we have received from a client of ours, Eco Telecom Limited.

We hereby confirm that in furtherance of the above mentioned instruction the Sub-Account (ref. #                 ) has been opened in our books, and the Securities have been transferred to the Sub-Account in accordance with the above-mentioned instruction.

Please be advised that according to our books and records the Securities held in the Sub-Account are free and clear of any other liens or encumbrances other than those created in accordance with the attached instruction.

Authorised signatory for and on behalf of
Limited Liability Company “IC East Capital”

[RUSSIAN TEXT APPEARS HERE]

SCHEDULE 2

Form of Irrevocable Release Instruction

To:

IC East Capital

Bolshoi Gnezdnikovskiy Pereulok, 1/2

103009 Moscow, Russia

Attention: Maria Luneva, Head of Depositary

[10] June 2003

Dear Sirs

Re: Release of the Securities blocked in the Sub-account with Depo Account number 1111140P1 (the “Account”) held with Limited Liability Company “IC East Capital” (“East Capital”) under the Custody Agreement (the “Agreement”) dated [    ] June 2003 between East Capital and Eco Telecom Limited

We refer to (A) a Pledge Agreement (the “Pledge Agreement”) between (1) Central Asian Capital Corporation N.V. (as Pledgeholder) and (2) Eco Telecom Limited (as Pledgor) and (3) East Capital (as Agent) dated [10] June 2003 and (B) a loan agreement between the Pledgeholder and the Pledgor dated [10] June 2003 (the “Loan Agreement”), and (C) our Instruction to you dated the date hereof (the “Irrevocable Instruction”).

All terms undefined in this letter are as defined in the Pledge Agreement or the Irrevocable Instruction.

With reference to the above subject and the Sub-account, we hereby request you, notwithstanding anything contrary in the Irrevocable Instruction and Clauses 9.1 and 15.3 of the Loan Agreement, and on the basis of duly executed form attached hereto as Annex 2, to transfer the Securities from the Sub-Account to the Account immediately, but in any case not later than the next Business Day of your receipt of the statement of account from the Pledgor’s account No. 9001.800724-001 in the name of the Pledgor opened with the Amsterdam Trade Bank N.V. Amsterdam (correspondent account 0440 1485 with Bankers Trust Company, New York), confirming the transfer of funds in the amount not less than US$23,600,000 (Twenty three million six hundred thousand Dollars) in favour of the Pledgeholder, provided that such transfer of funds occurred not later than 29 January 2005.

This Instruction will be terminated 1 February 2005.

As of the time of this instruction execution, you are requested to notify the Pledgor and the Pledgeholder accordingly by sending a letter in the form substantially the same as set forth in Annex 1 hereto.

Please sign and return to a copy of this instruction to each of the Signatories as acknowledgement of its receipt and acceptance.

This is the Irrevocable Release Instruction referred to in the Pledge Agreement.

This letter is governed by English law.

Yours faithfully,	Yours faithfully,

Authorised Signatory for and on behalf of	Authorised Signatory for and on behalf of
Eco Telecom Limited	Central Asian Capital Corporation N.V.
(the Pledgor)	(the Pledgeholder)

Annex 2	Form of the Completed and Duly executed on behalf of each of the Pledgor and the Pledgeholder Release Order in accordance with the Terms (in Russian)

Annex 1

FORM OF NOTIFICATION OF THE PLEDGEE AND THE PLEDGEHOLDER

[ON HEADED PAPER OF IC EAST CAPITAL]

[Date]

We refer to the instruction which we have received from a client of ours, Eco Telecom Limited and from Central Asian Capital Corporation N.V. (in its capacity as Pledgeholder), dated [10] June 2003 (“Irrevocable Release Instruction”).

We hereby confirm that in furtherance of the above mentioned instruction the Securities have been transferred from the Sub-Account to the Account of the Pledgor.

Please be advised that according to our books and records the Securities held in the Account free and clear of any liens or encumbrances.

Authorised signatory for and on behalf of
Limited Liability Company “IC East Capital”

EXECUTED for and	)	EXECUTED for and	)
on behalf of the	)	on behalf of the	)
CENTRAL ASIAN	)	ECO TELECOM	)
CAPITAL	)	LIMITED	)
CORPORATION	)	by: /s/ Pavel Kulikov
N.V.	)
by: /s/ Ainur Omarbekova	)

Name: Ainur Omarbekova		Name: Pavel Kulikov

Title: Attorney		Title: Attorney

EXECUTED for and	)
on behalf of the	)
LIMITED	)
LIABILITY	)
COMPANY	)
IC EAST CAPITAL	)
by: /s/ [ILLEGIBLE]	)

Name: [ILLEGIBLE]

Title: